UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2005

Openwave Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

2100 Seaport Boulevard Redwood City, CA	94063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 480-8000

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 22, 2005, the Compensation Committee of the Board of Directors of Openwave Systems Inc. (the “Company”) adopted the Openwave Systems Inc. Executive Compensation Deferral Plan (the “Plan”) by unanimous written consent. The purpose of the Plan is to recognize and reward the continuous and loyal service of selected employees by providing them with an option to defer compensation and current income tax liability. The material terms of the Plan are as follows:

Participation

The Company will select the employees who are eligible to become participants in the Plan. Participation in the Plan will be limited to a select group of management or highly compensated employees of the Company or its subsidiaries.

Benefits

The Plan allows participants to defer a portion of their annual salary and bonus each year and to contribute those deferred amounts to the Plan. Amounts contributed by participants are always 100% vested. A participant may elect to defer up to 75% of his or her salary and up to 100% of his or her bonus each year, and this election must be made by December 31 of the year preceding the year in which the salary and bonus are earned (except that the Plan administrator may allow a later election to the extent consistent with Section 409A of the Internal Revenue Code).

In the year an employee becomes eligible to participate in the Plan, the employee may make a deferral election within the first 30 days after becoming eligible and the election will be effective for amounts earned after the date of such election.

The Company, within its sole and absolute discretion, may make contributions to the accounts of any or all Plan participants. Such contributions shall be subject to the vesting requirements, if any, that the Company deems appropriate.

Plan Accounts

Amounts deferred by a Plan participant will be credited to an account maintained by the Company for this purpose. Participants’ Plan accounts are for recordkeeping purposes only and participants will have no interest in any assets which may be set aside by the Company to meet its obligations under the Plan.

At a participant’s election, all or a portion of his or her Plan account will be treated as if it had been used to purchase one or more specific investments and had participated in the income from and the growth or decline in value of those investments. Participants will be required to choose the “shadow investments” for their accounts from a list presented by the Plan administrator. All of the shadow investments will be securities or mutual funds that are registered for sale to investors in the United States and for which valuation quotations are readily available. Participants may change their designated investments in the manner and with the frequency determined by the Plan administrator, which will be no less frequently than once each calendar quarter. Changes in value of the shadow investments will be credited or charged to Plan accounts as those changes occur.

If a participant does not select specific shadow investments, then for purposes of determining the balance in his or her account, the account will be credited with a rate of interest determined by the Company before the beginning of each Plan year.

Distributions

A participant’s account will be distributed in the event of the participant’s (1) separation from service, (2) death, or (3) disability. In addition, before the beginning of each Plan year, a participant may elect to have amounts which will or may be credited to his or her account in that year be distributed either (1) in a lump sum on a specified date, which must be at least 2 years after the December 31st of the year of deferral, or (2) in equal installments beginning on a specified date, which must be at least 2 years after the December 31st of the year of deferral. The Plan also provides for distributions from participant accounts in the event of a severe financial hardship.

If a participant has elected a distribution on or beginning on a specified date, as described above, the participant may make a subsequent election to further delay that distribution, as long as such subsequent election (1) is made at least 12 months before the previously elected distribution date or starting date, (2) does not take effect until at least 12 months following the date of the change in election, and (3) the additional deferral is for a minimum of five years beyond the distribution date previously chosen. There is no limit on the number of times a participant may further defer a scheduled distribution.

Funding the Benefit

In accordance with common practice, the Company may purchase an aggregate pool of Company-Owned Life Insurance (“COLI”) on the lives of participants in order to informally finance the benefits under the Plan. No participant will have any interest in any COLI policy. Whether to purchase COLI, and the amount of COLI to be purchased, shall be determined in the future by the Company.

The Company may also transfer assets used to finance Plan benefits to a grantor trust, and the use of such transferred assets will be restricted to satisfying the Company’s obligations and liabilities under the Plan. However, the assets of the trust will be subject to the claims of the Company’s creditors in the event of the Company’s bankruptcy or insolvency.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OPENWAVE SYSTEMS INC.

By:	/s/ DOUGLAS SOLOMON
Name:	Douglas Solomon
Title:	Vice President, Legal and Corporate Affairs, and Assistant Secretary

Date: December 28, 2005